EXHIBIT 99.1

2015 LONG-TERM EQUITY INCENTIVE COMPENSATION PLAN

This 2015 Long-Term Equity Incentive Compensation Plan (the “2015 Plan”) sets forth terms and conditions on which equity awards may be made by Orchid Island Capital, Inc. (the “Company”).

All employees of Bimini Advisors, LLC, which is the Company’s external manager (the “Manager”), and employees of entities affiliated with the Manager are eligible to participate in the 2015 Plan.  Members of our Manager’s and its affiliates’ senior management team also serve as the Company’s executive officers, including the Company’s Chief Executive Officer and Chief Financial Officer.  These employees are referred to as “Participants.”  Being a Participant does not entitle the individual an award under the 2015 Plan.  The Committee will have absolute sole discretion over all aspects of the 2015 Plan, including the ability to reduce the amount of any bonus award or the size of the bonus pool even if the performance objectives and other terms of the 2015 Plan are satisfied.

Participants will be eligible to earn awards under the 2015 Plan for performance over the next one year, three year and five year periods.  A bonus pool will be established under the 2015 Plan for each of the one, three and five year measurement periods.  The amount credited to the bonus pool will be based on the Company’s performance under each of the three performance measures of the 2015 Plan for each of the three measurement periods.  The Committee, in its discretion, will determine each Participant’s award (i.e., the percentage of the bonus pool paid to each Participant).

The maximum amount that may be credited to the bonus pool for each measurement period will equal the average management fees paid by the Company to the Manager (pursuant to the terms of the management agreement between the Company and the Manager) for such period multiplied by the applicable percentage described in the table below.  Under the 2015 Plan, the maximum bonus pool for awards to be issued for performance during (i) the one-year measurement period will equal 20% of the average management fees (calculated on a monthly basis) paid during 2015, (ii) the three-year measurement period will equal 35% of the average management fees (calculated on an annual basis) paid for 2015-2017 and (iii) for the five-year measurement period will equal 45% of the average management fees (calculated on an annual basis) for 2015-2019.

As noted above, the amount credited to the bonus pool for each measurement period will reflect the Company’s performance measured against three criteria (which are described below).  The table below illustrates the maximum amount that may be credited to the bonus pool for each measurement period (as a percentage of the average management fees for the applicable period).  The table also shows the amount that may be credited to the bonus pool for each measurement period (also as a percentage of the average management fees for the applicable period) for achievement of objectives with respect to each of the performance criteria.  For example, the maximum amount that may be credited to the bonus pool for the three year measurement period based on Agency MBS rate relative performance is 10.50% of the average management fees paid for 2015 through 2017.

	1-year	3-year	5-year
Peer-relative financial performance	9.00%	15.75%	20.25%
Agency MBS rate relative performance	6.00%	10.50%	13.50%
Peer-relative book value performance	5.00%	8.75%	11.25%
Total for Measurement Period	20.00%	35.00%	45.00%

The Committee established the following performance measures and the performance thresholds that must be satisfied for awards to be earned under the 2015 Plan.

Peer-Relative Financial Performance. No amount will be earned for this performance measure unless the Company’s financial performance for the applicable measurement period exceeds the mean of the financial performance of the companies in the Peer Group (defined below) for the applicable measurement period.  The financial performance of the Company and those in the Peer Group will equal the sum of total dividends paid during the measurement period and the change in book value during the measurement period divided by the book value on the first day of the applicable measurement period.  The companies in the “Peer Group” consists of American Capital Agency Corp., Annaly Capital Management, Anworth Mortgage Asset Corp., ARMOUR Residential REIT, Inc., Capstead Mortgage Corp., CYS Investments, Inc. Hatteras Financial Corp. and Western Asset Mortgage Capital Corp.

Agency RMBS Rate Relative Performance. The Company’s performance under this performance measure will equal the sum of the change in book value during the applicable measurement period and total dividends paid during the measurement period and multiplying that sum by the number of years in the measurement period.  No amount will be earned for this performance measure unless the Company’s performance as calculated in the preceding sentence for the applicable measurement period exceeds the Agency RMBS rate of 4.23% on January 1, 2015 plus 400 bps, or 8.23%, multiplied by the number of years in the measurement period.

Peer-Relative Book Value Performance. No amount will be earned for this performance measure unless the Company’s change in book value for the applicable measurement period (calculated in accordance with the following sentence) exceeds the mean change in book value for the companies in the Peer Group.  The change in book value for the Company and those in the Peer Group will be determined by subtracting the book value on the first day of the measurement period from the book value on the last day in the measurement period, with such amount divided by the book value on the first day of the measurement period.

If the Company’s results for a performance measure equal or are less than the threshold for a measurement period, no amount will be added to the bonus pool for the measurement period with respect to that measurement criteria.  The table below details the amounts by which the Company’s performance must exceed the threshold performance measures described above for the maximum bonus award to be added to the bonus pool.  Linear interpolation will be used for results falling between the threshold and the result that must be achieved to earn the maximum award.

	1-year	3-year	5-year
Peer-relative financial performance	Threshold + 5.0%	Threshold + 10.0%	Threshold + 15.0%
Agency MBS rate relative performance	Threshold + 5.0%	Threshold + 10.0%	Threshold + 15.0%
Peer-relative book value performance	Threshold + 2.0%	Threshold + 4.0%	Threshold + 6.0%

Awards for these three measurement periods will be paid no later than March 15 of the year following the end of the relevant measurement period.  The Committee anticipates that 50% of earned bonuses will be paid in unrestricted shares of the Company’s common stock and 50% will be paid in the form of “Performance Units,” all of which will be issued under the 2012 Equity Incentive Plan (the “2012 Plan”).  The Performance Units will vest at the rate of 10% per quarter commencing with the first quarter after the one year anniversary of the end of the applicable measurement period, with the Participant receiving one share of the Company’s Common Stock for each Performance Unit that vests.  The Participant must continue to be employed by the Company as of the end of each such quarter in order to vest in the number of Performance Units scheduled to vest on that date.  In the event of a Change in Control (as defined in the 2012 Plan) or the death or disability of the Participant, all of his or her Performance Units will be vested.  When vested, each Performance Unit will be settled by the issuance of one share of the Company’s Common Stock, at which time the Performance Unit shall be cancelled no later than March 15 of the year after the year in which the Performance Units vest.

The Performance Units will contain dividend equivalent rights which entitle the Participants to receive distributions declared by the Company on Common Stock.  One Performance Unit is equivalent to one share of Common Stock for purposes of the dividend equivalent rights.  Other than dividend equivalent rights, the Performance Units do not entitle the Participants to any of the rights of a stockholder of the Company.

The number of outstanding Performance Units will be subject to the following adjustments prior to the date on which such Performance Unit vests:

Book Value Impairment.  A “Book Value Impairment” will occur if over any two consecutive quarters the following conditions are satisfied: (i) the Company’s book value per share declines by 15% or more during the first of such two quarters and (ii) the Company’s book value per share decline from the beginning of such two quarters to the end of such two quarters is at least 10%.  If a Book Value Impairment occurs, then the number of Performance Units that are outstanding as of the last day of such two quarter period shall be reduced by 15%.

Extraordinary Book Value Preservation.  “Extraordinary Book Value Preservation” will occur in any quarter in which the following conditions are satisfied: (i) the median change in the book value per share of specified peer companies (the “Median Book Value Decline”) is a decline of 6% or more and (ii) the Company’s book value per share either (a) increases or (b) declines by a percentage that is less than 50% of the Median Book Value Decline.  If an event of Extraordinary Book Value Preservation occurs, then the number of Performance Units that are outstanding as of the last day of the quarter in which the Extraordinary Book Value Preservation has occurred shall be increased by 5 basis points for every 1 basis point of difference between the Company’s book value per share percentage change and the Median Book Value Decline during such quarter.

Outperform All Peer Companies.  The Company will “Outperform All Peer Companies” in any quarter in which the following conditions are satisfied: (i) the specified peer companies all experience a decline in book value per share and (ii) the Company’s book value per share either (a) increases or (b) declines by an amount that is less than the decline experienced by each peer company.  If the Company Outperforms All Peer Companies in any quarter, then the number of Performance Units that are outstanding as of the last day of such quarter shall increase by 10%.

The Committee anticipates adopting similar plans for future years with modifications to the performance measures and hurdle rates adjusted as the Committee deems appropriate.  Due to the phase in of the 2015 Plan and future plans, the Committee may make an additional award at the same time that the 2015 one year award is made in its sole discretion for the Company’s performance since the Company’s initial public offering that was completed on February 20, 2013 (the “IPO”).  In addition, the Committee anticipates that it will retain the discretion to make additional awards under future plans through 2018 for the Company’s performance since the IPO due to the phase in of the 2015 Plan and future plans.